Exhibit 99.1

PHC Announces 14.4% Revenue Increase for Fiscal 2010

Fiscal Fourth Quarter 2010 - Net Revenues Increase 20% Year over Year; Income from Operations Increases to Approximately $922,000 vs. $382,000; Net Income from continuing operations Increases to $439,000 from a Net Loss of $254,000

PEABODY, Mass. – September 22, 2010 -- PHC, Inc., d/b/a Pioneer Behavioral Health (NYSE Amex: PHC), a leading provider of inpatient and outpatient behavioral health services, today reported financial results for the Company's 2010 fourth fiscal quarter and full fiscal year ended June 30, 2010. The results exclude the operations of the Company’s research division, Pivotal Research Centers, Inc. ("Pivotal"), which was sold during the 2009 third fiscal quarter and was accounted for as a discontinued operation in fiscal 2009.

Fourth Fiscal Quarter of 2010 Highlights
•	For the fourth fiscal quarter ended June 30, 2010, net patient care revenues increased 21.9% to $13.2 million from $10.8 million for the same period in 2009
•	Income from continuing operations increased 142% to $922,000 from $382,000 for the same period in 2009
•	Net income applicable to common shareholders increased 273% to $439,000 from a net loss of $254,000 for the same period in 2009
•
The Company’s Board of Directors authorized the repurchase of up to one million shares of its Class A common stock for a one-year period commencing July 1, 2010. The Company's previous stock buyback program was scheduled to expire at the end of the fiscal year on June 30, 2010.

Full Year Fiscal 2010 Highlights
•	For the fiscal year ended June 30, 2010, net patient care revenues increased 16.5% to $49.6 million from $42.6 million for the same period in 2009
•	Net revenues per patient day increased 9.0% to $477 from $438 in the same period in 2009
•	Average occupancy rates increased to 75.7% from 69.7% in the same period in 2009
•	Net patient care gross margins were 47.0% compared to 44.0% for the same period in 2009
•	Income from continuing operations was $1.4 million compared to a loss from continuing operations of $1.0 million for the same period in 2009
•
Net income applicable to common shareholders increased to $1.4 million from a net loss of $2.5 million, which included a $1.4 million loss from discontinued operations, net of tax benefit for the same period in 2009

Subsequent to the End of the 2010 Fiscal Year
•
The Company obtained Centers for Medicare and Medicaid Services (CMS) approval for the Seven Hills Behavioral Institute facility, located in Henderson, Nevada, which enables it to immediately accept patients enrolled in the Medicare program

“In virtually every respect, this was a solid year for the Company,” said Bruce A. Shear, Pioneer's president and CEO. “We grew our top line, increased revenue per patient day and occupancy rates, increased gross margins and turned profitable. We have ramped up our Seven Hills facility and with the CMS approval, expect increased contribution from this state-of-the-art facility as we move into the next year.”

Financial Results

Total net revenues from continuing operations increased 20.0% to $14.0 million for the three months ended June 30, 2010 compared to $11.7 million for the three months ended June 30, 2009. Net patient care revenues increased 21.9% to $13.2 million for the three months ended June 30, 2010 from $10.8 million for the three months ended June 30, 2009. This increase is primarily a result of continued increases in census at Seven Hills Behavioral Institute, increased beds and census at Detroit Behavioral Institute’s Capstone Academy and increased census at the chemical dependency unit at Harbor Oaks Hospital in Michigan, which opened in September 2009.

Income from operations improved 142% to $922,000 for the 2010 fiscal fourth quarter compared to $382,000 in the year-ago period. Income before taxes was $874,000 for the three-month period ended June 30, 2010 compared to $317,000 in the year-earlier period. Net income applicable to common shareholders was $439,000 for the fiscal 2010 fourth quarter, or $0.02 per diluted share, compared to a net loss of $254,000 or $0.01 per share in the fiscal 2009 fourth quarter.

For the fiscal year ended June 30, 2010, total net revenues increased 14.4% to $53.1 million compared to $46.4 million in the prior year period. Net patient care revenues increased 16.5% to $49.6 million for the fiscal year ended June 30, 2010 compared to $42.6 million in the previous year period. In the same 12-month period, income from operations was $2.6 million compared to a loss of $799,000 in the same period in fiscal 2009. Income from continuing operations for the fiscal year ended June 30, 2010 increased to $1.4 million from a loss from continuing operations of $1.0 million in the year-ago period. Net income applicable to common stockholders was $1.4 million for the fiscal year ended June 30, 2010, or $0.07 per diluted share, compared to a net loss of $2.5 million, or a loss of $0.12 per share, for the previous year period, which includes a net loss of $1.0 million or $0.05 per share, for continuing operations and a net loss from discontinued operations of $1.4 million (net of tax benefit), or $0.07 per diluted share. The net loss included a $1.5 million charge associated with the sale of Pivotal and related discontinued operations.

As of June 30, 2010, the Company had cash and cash equivalents of $4.5 million compared to $3.2 million as of June 30, 2009. Stockholders' equity improved to $17.3 million as of June 30, 2010 from $16.0 million as of June 30, 2009.

"We continued to generate strong operating results for our fiscal fourth quarter and full year of 2010, which was marked by increasing sequential revenue growth every quarter and increased profitability," Mr. Shear added. "The 2010 fiscal fourth quarter represented the Company's sixth consecutive quarter of profitability. Revenue per patient day was increased to $477, a 9% increase from the prior year period. In the last quarter of fiscal 2009, the Company added residential beds at Detroit Behavioral Institute, which accounted for 60% of the increase in patient days for the fiscal year ended June 30, 2010. In addition, we are beginning to experience economies of scale as we leverage our infrastructure more efficiently. For the 2010 fiscal year, administrative expenses decreased to 36% of net revenue from 40.3% in the fiscal year of 2009. Subsequent to the fiscal year end, we obtained Centers for Medicare and Medicaid Services (CMS) approval and the Seven Hills Behavioral Institute facility can immediately accept patients enrolled in the Medicare program. This enables us to provide our important treatment services to a wider population of patients."

The Company will hold a conference call at 10 a.m. eastern time today, to discuss its financial results. Interested parties should dial (800) 659-1942 (domestically) or (617) 614-2710 (internationally) and use conference passcode 84292143. A replay of the call will be available for 30 days and can be accessed by dialing 888-286-8010 (domestically) or 617-801-6888 (internationally), using passcode 74758941.

The conference call will be webcast live on the internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=71354&eventID=3370071.

About PHC d/b/a Pioneer Behavioral Health
PHC, Inc., d/b/a Pioneer Behavioral Health, is a national healthcare company providing behavioral health services in five states, including substance abuse treatment facilities in Utah and Virginia, and inpatient and outpatient psychiatric facilities in Michigan, Pennsylvania, and Nevada. The Company also offers internet and telephonic-based referral services that includes employee assistance programs and critical incident services. Contracted services with government agencies, national insurance companies, and major transportation and gaming companies cover more than one million individuals. Pioneer helps people gain and maintain physical, spiritual and emotional health through delivering the highest quality, most culturally responsive and compassionate behavioral health care programs and services. For more information, visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995
This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the Company's annual report on Form 10-K for the most recently ended fiscal year.
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PHC, INC.  AND SUBSIDIARIES
Consolidated Balance Sheets
                                                                                                                                                                                                             June 30,
ASSETS	2010	2009
Current assets:
Cash and cash equivalents	$4,540,278	$3,199,344
Accounts receivable, net of allowance for doubtful accounts of $3,002,323
and $2,430,618 at June 30, 2010 and 2009, respectively	8,333,766	6,315,693
Other receivables – third party	--	170,633
Prepaid expenses	490,662	441,945
Prepaid income taxes	--	33,581
Other receivables and advances	743,454	674,357
Deferred tax assets	1,145,742	923,625

Total current assets	15,253,902	11,759,178

Restricted cash	512,197	512,197
Accounts receivable, non-current	17,548	35,000
Other receivables	58,169	55,627
Property and equipment, net	4,527,376	4,687,110
Deferred financing costs, net of amortization of $582,972 and $436,440 at June 30,
2010 and 2009, respectively	189,270	335,801
Goodwill	969,098	969,098
Deferred tax assets- long term	1,495,144	1,902,354
Other assets	2,184,749	2,435,628

Total assets	$25,207,453	$22,691,993

LIABILITIES
Current liabilities:
Accounts payable	$1,594,286	$1,375,436
Current maturities of long-term debt	796,244	652,837
Revolving credit note	1,336,025	863,404
Current portion of obligations under capital leases	112,909	103,561
Accrued payroll, payroll taxes and benefits	2,152,724	1,570,639
Accrued expenses and other liabilities	1,040,487	1,111,321
Income taxes payable	23,991	--
Total current liabilities	7,056,666	5,677,198

Long-term debt, less current maturities	292,282	488,426
Obligations under capital leases	19,558	132,368
Long-term accrued liabilities	582,953	350,178
Total liabilities	7,951,459	6,648,170
Commitments and contingent liabilities

STOCKHOLDERS’ EQUITY
Preferred stock, 1,000,000 shares authorized, none issued	--	--
Class A Common Stock, $.01 par value; 30,000,000 shares authorized, 19,867,826
and 19,840,793 shares issued at June 30, 2010 and 2009, respectively	198,679	198,408
Class B Common Stock, $.01 par value; 2,000,000 shares authorized, 775,021 and
775,080 issued and outstanding at June 30, 2010 and 2009, respectively, each
convertible into one share of Class A Common Stock	7,750	7,751
Additional paid-in capital	27,927,536	27,667,597
Treasury stock, 1,040,598 and 626,541 Class A common shares at cost at June 30, 2010
and 2009, respectively	(1,593,407)	(1,125,707)
Accumulated deficit	(9,284,564)	(10,704,226)

Total stockholders’ equity	17,255,994	16,043,823
Total liabilities and stockholders’ equity	$25,207,453	$22,691,993

PHC, INC.  AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Years Ended June 30,
	2010	2009
Revenues:
Patient care, net	$49,647,395	$42,599,963
Contract support services	3,429,831	3,811,056

Total revenues	53,077,226	46,411,019

Operating expenses:
Patient care expenses	26,306,828	23,834,841
Cost of contract support services	2,964,621	3,015,782
Provision for doubtful accounts	2,131,392	1,637,738
Administrative expenses	19,110,638	18,721,491

Total operating expenses	50,513,479	47,209,852

Income (loss) from operations	2,563,747	(798,833)

Other income (expense):
Interest income	142,060	170,360
Interest expense	(326,582)	(452,207)
Other income, net	146,537	105,069

Total other expense, net	(37,985)	(176,778)

Income (loss) before income taxes	2,525,762	(975,611)
Provision for income taxes	1,106,100	65,764

Income (loss) from continuing operations	1,419,662	(1,041,375)

Loss from discontinued operations, net of tax benefit of
$889,246 in 2009	--	(1,412,633)

Net income (loss) applicable to common shareholders	$1,419,662	$(2,454,008)

Basic net income (loss) per common share:
Continuing operations	$0.07	$(0.05)
Discontinued operations	--	(0.07)
	$0.07	$(0.12)

Basic weighted average number of shares outstanding	19,813,783	20,090,521

Fully diluted net income (loss) per common share:
Continuing operations	$0.07	$(0.05)
Discontinued operations	--	(0.07)
	$0.07	$(0.12)

Fully diluted weighted average number of shares outstanding	19,914,954	20,090,521